EXHIBIT 99.2

NEWS RELEASE

Ivanhoe Energy appoints Carlos A. Cabrera and Alex Molyneux
to Board of Directors

CALGARY, CANADA (May 20, 2010) – Ivanhoe Energy Inc.’s (TSX: IE, NASDAQ: IVAN) Board of Directors announced today that Carlos A. Cabrera and Alex Molyneux have been appointed to Ivanhoe Energy’s Board of Directors.

Mr. Cabrera is former Chairman, President and Chief Executive Officer of UOP, a Honeywell company. UOP is a leading international supplier of process technology, catalysts, engineered systems, and technical and engineering services to the petroleum refining, petrochemical and gas processing industries. During Mr. Cabrera’s 35 years in the refining and petrochemicals industry, he has been granted seven U.S. patents, authored numerous publications and frequently serves on industry panels as a recognized business and technical leader. He has a Bachelor of Science degree in chemical engineering from the University of Kentucky and a Master's degree in business administration from the University of Chicago.

Mr. Molyneux is President and Chief Executive Officer of Canadian-based SouthGobi Resources (TSX:SGQ, HK:1878). SouthGobi is focused on exploration and development of its Permian-age coal deposits in Mongolia’s South Gobi region to supply a wide range of coal products to markets in Mongolia and China. SouthGobi’s largest shareholder is Ivanhoe Mines Ltd. Before joining SouthGobi in 2009, Mr. Molyneux was Head of Metals and Mining Investment Banking for Citigroup where he established a leading metals and mining investment banking business in Asia. During a distinguished career at Citigroup and UBS, he advised on coal-related public offerings, mergers and acquisitions, bond and debt offerings totalling several billion dollars. Mr. Molyneux holds a Bachelors degree in Economics from Monash University in Australia.

“Carlos Cabrera and Alex Molyneux are a welcome addition to our Board of Directors as we transition to a new phase of growth at Ivanhoe Energy,” said A. Robert Abboud, Ivanhoe Energy’s Independent Co-Chairman and Lead Director. “Carlos’ world-class experience in technology, global business development and project execution, together with Alex’s broad experience in finance, resource development and Asia, will add strength and breadth to our Board in critical areas as we move forward with the execution of our business plan.”

Ivanhoe Energy Inc. is an independent, international heavy oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary, patented heavy to light upgrading process (HTL™). Core operations are in Canada, Ecuador, China and Mongolia, with business development opportunities worldwide. Ivanhoe’s shares trade on the NASDAQ Capital Market with the ticker symbol IVAN and on the Toronto Stock Exchange under the symbol IE.

For more information about Ivanhoe Energy Inc. please visit our web site at www.ivanhoeenergy.com.

For Further Information Contact:	David Dyck:	1 (403) 817-1138
	Ian Barnett:	1 (647) 203-6588
	Dorreen Miller:	1 (403) 817-1108
info@ivanhoeenergy.com